Exhibit 99.1

FOR IMMEDIATE RELEASE

NanoString Technologies Announces Preliminary Unaudited Fourth Quarter 2013 Revenue

- Approximately 55% fourth quarter and 37% full year 2013 year-over-year revenue growth anticipated -

- Record fourth quarter instrument revenue of approximately $5.3 million, up 112% year-over-year -

SEATTLE – January 13, 2014 – NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, announced today preliminary unaudited revenue for the fourth quarter and full year ended December 31, 2013. The company anticipates fourth quarter 2013 total revenue of approximately $10.1 million and full year 2013 total revenue of approximately $31.4 million, representing approximately 55% and 37% year-over-year growth, respectively. The preliminary results compare to previously issued guidance of $30.0 to $31.5 million of total revenue for the full year 2013.

NanoString anticipates instrument revenue of approximately $5.3 million for the fourth quarter of 2013, representing approximately 112% growth compared to $2.5 million for the fourth quarter of 2012. The company’s installed base of nCounter Analysis Systems stood at over 180 systems as of the end of 2013. Consumables revenue is anticipated to be approximately $4.4 million in the fourth quarter of 2013, representing approximately 19% growth over the $3.7 million reported for the fourth quarter of 2012.

Brad Gray, NanoString President and Chief Executive Officer, said, “Solid execution in all aspects of our business throughout 2013 drove substantial growth in revenue. We are particularly pleased with the strong fourth quarter instrument revenue, which we believe is a leading indicator for future consumables and Prosigna kit revenue generation.”

The company announced preliminary fourth quarter and full year 2013 revenue in advance of the J.P. Morgan Healthcare Conference, where President and Chief Executive Officer, Brad Gray, will present at 4:00 p.m. PST on Wednesday, January 15, 2014. A live webcast of the presentation will be available online from the investor relations page of the company’s corporate website at www.nanostring.com. After the live webcast, the presentation will remain available on the website for approximately 30 days. Information contained on the website is not incorporated by reference into the presentation, and should not be deemed to be part of the presentation.

The company is in the process of finalizing its financial results for 2013. The company expects to report an increased operating loss and net loss for the fourth quarter of 2013 as compared to the fourth quarter of 2012. However, the amount of such losses cannot be provided at this time. Actual results for the fourth quarter and full year ended December 31, 2013 will become available on or before March 31, 2014 when the company is required to file its Annual Report on Form 10-K. The company expects to provide 2014 guidance at the same time it announces actual 2013 results.

About NanoString Technologies, Inc.

NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company’s nCounter® Analysis System, which has been employed in basic and translational research since it was first introduced in 2008 and cited in more than 360 peer-reviewed publications, has also now been applied to diagnostic use as the nCounter Dx Analysis System. The company’s technology offers a cost-effective way to easily profile the expression of hundreds of genes, miRNAs, or copy number variations, simultaneously with high sensitivity and precision. The company’s technology enables a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The nCounter-based Prosigna™ Breast Cancer Prognostic Gene Signature Assay is the first in vitro diagnostic assay to be marketed through the company’s diagnostics business.

For more information, please visit www.nanostring.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our preliminary estimates regarding 2013 financial and operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company’s filings with the Securities and Exchange Commission. Furthermore, we are in the process of finalizing our financial results for 2013, and therefore our finalized and audited results are not yet available. The preliminary expectations regarding 2013 instrument, consumable and total revenue are the responsibility of management, are subject to management’s review and actual results could differ from management’s expectations. The actual results are also subject to audit by our independent registered public accounting firm and no assurance is given by our independent registered public accounting firm on such preliminary expectations. In addition, although we expect to experience an operating and net loss for 2013, we are not able to provide an estimate of such results at the time of this press release. However, we expect our operating loss and net loss for the fourth quarter of 2013 to increase compared to the fourth quarter of 2012. Accordingly, you should not draw any conclusions as to the size of our loss based on the foregoing revenue estimates. Our expectations regarding 2013 revenue are not necessarily indicative of results expected in future periods. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.

The NanoString Technologies logo, NanoString, NanoString Technologies, nCounter and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions.

Investor Contact:

Lynn Pieper of Westwicke Partners

For NanoString Technologies

lynn.pieper@westwicke.com

415-202-5678

Media Contact:

Nicole Litchfield

For NanoString Technologies

nicole@bioscribe.com

415-793-6468